Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Four Seasons Education (Cayman) Inc. on Form S-8 (File No. 333-224308) of our report dated June 27, 2024 with respect to our audits of the consolidated financial statements of Four Seasons Education (Cayman) Inc. as of February 29, 2024 and February 28, 2023 and for each of the three years in the period ended February 29, 2024 appearing in the Annual Report on Form 20-F of Four Seasons Education (Cayman) Inc. for the year ended February 29, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 27, 2024